EXHIBIT 5

Jean Svoboda

Vice President/General Counsel

1097 Commercial Avenue

P.O. Box 38

Mail Code: 294-953

East Petersburg, PA 17520

jsvoboda@sterlingfi.com

Telephone Number 717/735-4908

Facsimile Number 717/735-4858

October 31, 2006

Board of Directors

Sterling Financial Corporation

101 North Pointe Blvd.

Lancaster, Pennsylvania 17603

Re: 2006 Equity Compensation Plan

Ladies and Gentlemen:

You have asked me to provide you with my opinion as to whether the common shares, $5.00 par value, of Sterling Financial Corporation (the “Company”) which may be issued from time to time pursuant to the Company’s 2006 Equity Compensation Plan (the “Plan”), when and if such shares are issued pursuant to the Plan, will be duly and validly issued, fully paid and non-assessable.

In connection with this matter, I, as General Counsel to the Company, have reviewed the Business Corporation Law of the Commonwealth of Pennsylvania, the Company’s Articles of Incorporation, the Company’s Bylaws, the Plan document, and such other documents and authority as I have deemed necessary under the circumstances to render the opinion hereinafter set forth.

Based upon such review, it is my opinion that the common shares of the Company issuable under the Plan, when and as issued in accordance with the provisions of the Plan document, will, when so issued, be duly and validly issued, fully paid and non-assessable.

I hereby consent to the use of my name in Item 5 of Part II of the Registration Statement, and to the filing of this opinion as an exhibit to the Registration Statement which the Company is filing in connection with the registration of 2,500,000 common shares of the Company issuable under the Plan.

Very truly yours,
/s/ Jean Svoboda

Jean Svoboda
Vice President, General Counsel and Secretary
Telephone: 717-735-4908
Facsimile: 717-735-4858